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                     February 7, 2024

       Kevin L. Thompson
       Chief Financial Officer
       Heartland Financial USA, Inc.
       1800 Larimer Street
       Suite 1800
       Denver, Colorado 80202

                                                        Re: Heartland Financial
USA, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-15393

       Dear Kevin L. Thompson:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance